MGP INGREDIENTS REPORTS THIRD QUARTER 2019 RESULTS

ATCHISON, Kan., October 31, 2019 - MGP Ingredients, Inc. (Nasdaq:MGPI), a leading supplier of premium distilled spirits and specialty wheat proteins and starches, today reported results for the third quarter ended September 30, 2019.

2019 third quarter results compared to 2018 third quarter results

•Consolidated sales decreased 4.6% to $90.7 million, reflecting a decline in the Distillery Products segment, which was partially offset by sales growth in the Ingredient Solutions segment.
•Consolidated gross profit decreased 4.1% to $18.8 million, due to declines in the Ingredient Solutions and Distillery Products segments.
•Consolidated operating income decreased 3.4% to $11.6 million.
•Earnings per share decreased to $0.48 per share from $0.52 per share, primarily due to a decrease in operations and a change in income tax expense.

“While the overall American whiskey market remains robust, and our position within that market is still very strong, timing and volatility of customers’ orders continues to be a challenge this year,” said Gus Griffin, president and CEO of MGP Ingredients. “As in previous quarters this year, we saw forecasted orders delayed due to customer funding issues and their desire to delay purchasing as long as possible. These issues affected sales of both new distillate and aged whiskey inventory. Despite this, we did have a very strong quarter for sales of aged whiskey, selling both more whiskey and older whiskey, as customers continue to need our inventory to launch new brands, fill holes in their inventory and support brand acquisitions. We believe these customer needs will be ongoing. While we are certainly behind where we would like to be at this point in the year, we are off to a strong start to the fourth quarter, and we are confident in our line of sight to the sales required to deliver against our full year guidance.”

Distillery Products Segment
In the third quarter of 2019, sales for the Distillery Products segment decreased 6.4% to $73.3 million. The year over year decrease during the quarter was primarily attributed to a decline of new distillate sales, which was partially offset by an increase in sales of aged whiskey. Gross profit declined slightly to $15.9 million or 21.7% of segment sales, compared to $16.3 million, or 20.8% of segment sales in the third quarter 2018.

“We saw a decline in our new distillate business this quarter, as some of our customers work through temporary excess inventory situations,” said Griffin. “While that was a drag on our overall whiskey sales, we continue to strengthen our position in the market and position ourselves for the long term. We are doing an outstanding job recruiting new customers for our new distillate and aged whiskey offerings, and we have added a second sales manager to support our international efforts. We also signed a new multi-year new distillate supply agreement with one of our largest existing customers. We continue to realize pricing in line with our expectations for our brown goods. The white goods and industrial alcohol oversupply situation continued this quarter with margins for white goods holding about even with prior year, and industrial margins compressing slightly.”

Premium Beverage Alcohol (in thousands)	Sales Quarter Ended September 30,		Quarter vs. Quarter Sales Change Increase/(Decrease)
	2019	2018	$ Change	% Change
Brown Goods	$26,606	$32,137	$(5,531)	(17.2)%
White Goods	15,359	14,727	632	4.3
Premium Beverage Alcohol	$41,965	$46,864	$(4,899)	(10.5)%

Ingredient Solutions Segment
For the third quarter of 2019, sales in the Ingredient Solutions segment increased 4.2% to $17.4 million. Gross profit declined to $2.9 million, or 16.6% of segment sales, compared to $3.3 million, or 20.0% of segment sales in the third quarter 2018.

“While still cycling against a very tough comparison, due to the loss of a large specialty protein customer, we are very pleased with the progress of our Ingredient Solutions segment,” continued Griffin. “The FDA approval of our Fibersym® RW and FiberRite® RW specialty wheat starches removed a major barrier to the growth for this product line, and we are now seeing its potential. In addition to our recruitment of new customers for our Trutex® textured specialty wheat protein line, our specialty wheat protein sales reflect strong growth in our Arise® product line. We continue to be well positioned against key consumer trends.”

Other
Corporate selling, general and administrative expenses of $7.2 million for the third quarter 2019 decreased 5.2% compared to the third quarter 2018 primarily due to lower personnel costs and other cost saving initiatives, partially offset by increased costs related to the Company’s agreement to pay a $1.0 million fine and an administrative civil penalty of $0.3 million in connection with the chemical release incident in Atchison, Kansas in October 2016.

The corporate effective tax rate for the quarter was 26.9% compared with 22.9% in the year ago period. The increase, as compared to the prior year period, was primarily due to the discrete tax impact of the above described resolution of certain legal matters.

Earnings per share decreased to $0.48 for the third quarter 2019 compared to $0.52 for the third quarter 2018.

2019 Guidance
MGP is confirming the following guidance for fiscal 2019:

•2019 sales growth is projected in the mid-single-digit percentage range versus 2018.
•2019 gross margins are expected to increase modestly as compared to 2018.
•The Company’s estimate of growth in operating income in 2019 is 10% to 20%, inclusive of the above described resolution of certain legal matters.
•2019 effective tax rate is forecasted to be approximately 19%, and shares outstanding are expected to be approximately 17 million at year end.
•Earnings per share are forecasted to be in the $2.55 to $2.75 range.

Conclusion
“Our long-term strategy has us well positioned in the market and aligned with strong macro consumer trends. We continue to make the necessary investments to deliver long-term growth,” stated Griffin. “Our investment in aged whiskey inventory has now reached $95.2 million, at cost, and we remain confident in the long-term value of this inventory and its ability to meet the needs of our ever growing and diverse mix of customers. We continued to expand our warehouse capacity during the quarter, bringing our total spend to-date on the project to approximately $46.4 million of the $51.8 million approved by the Board.

“With our brands initiative, we are pleased with the strong gains we are seeing in our existing markets and, as a result, are beginning to expand into additional markets, with the addition of Connecticut, Maryland and Washington D.C. this month. We are seeing strong consumer acceptance of our core portfolio, and great anticipation for our limited edition offerings that will be released next month.”

Conference Call and Webcast Information
MGP Ingredients will host a conference call for analysts and institutional investors at 10 a.m. ET today to discuss these results and current business trends. The conference call and webcast will be available via:

Webcast:  ir.mgpingredients.com on the Events & Presentations page
Conference Call: 844-308-6398 (domestic) or 412-717-9605 (international)

About MGP Ingredients, Inc.
Founded in 1941, MGP is a leading supplier of premium distilled spirits and specialty wheat proteins and starches. Distilled spirits include bourbon and rye whiskeys, gins and vodkas, which are expertly crafted through a combination of art and science and backed by a long history of experience. The company’s proteins and starches are created in the same manner and provide a host of functional, nutritional and sensory benefits for a wide range of food products. MGP additionally is a top producer of high quality industrial alcohol for use in both food and non-food applications. The company is headquartered in Atchison, Kansas, where distilled alcohol products and food ingredients are produced. Premium spirits are also distilled and matured at the company’s facility in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information. All statements, other than statements of historical facts, included in this news release regarding the prospects of our industry and our prospects, plans, financial position, business strategy, guidance on changes in operating income, sales, gross margin, and future effective tax rate may constitute forward-looking statements. In addition, forward-looking statements are usually identified by or are associated with such words as “intend,” “plan,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will,” “could,” “encouraged,” “opportunities,” “potential,” and/or the negatives or variations of these terms or similar terminology. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance, and Company financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility or our Indiana facility, (ii) the availability and cost of grain and flour, and fluctuations in energy costs, (iii) the effectiveness of our grain purchasing program to mitigate our exposure to commodity price fluctuations, (iv) the effectiveness or execution of our strategic plan, (v) potential adverse effects to operations and our system of internal controls related to the loss of key management personnel, (vi) the competitive environment and related market conditions, (vii) the ability to effectively pass raw material price increases on to customers, (viii) our ability to maintain compliance with all applicable loan agreement covenants, (ix) our ability to realize operating efficiencies, (x) actions of governments, and (xi) consumer tastes and preferences. For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery Products and Ingredient Solutions segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2018.

For More Information
Investors & Analysts:
Mike Houston
646-475-2998 or investor.relations@mgpingredients.com

Media:
Greg Manis
913-360-5440 or greg.manis@mgpingredients.com

MGP INGREDIENTS, INC.
OPERATING INCOME ROLLFORWARD
(Dollars in thousands)

Operating income, quarter versus quarter	Operating Income	Change
Operating income for quarter ended September 30, 2018	$12,015
Decrease in gross profit - Ingredient Solutions segment	(445)	(3.7)	pp(a)
Decrease in gross profit - Distillery Products segment	(364)	(3.0)	pp
Decrease in selling general and administrative expenses	398	3.3	pp
Operating income for quarter ended September 30, 2019	$11,604	(3.4)%

Operating income, year to date versus year to date	Operating Income	Change
Operating income for year to date ended September 30, 2018	$33,536
Decrease in gross profit - Ingredient Solutions segment	(1,847)	(5.5)	pp(a)
Decrease in gross profit - Distillery Products segment	(1,172)	(3.5)	pp
Decrease in selling general and administrative expenses	474	1.4	pp
Operating income for year to date ended September 30, 2019	$30,991	(7.6)%

(a) Percentage points (“pp”).

MGP INGREDIENTS, INC.
EARNINGS PER SHARE (“EPS”) ROLLFORWARD

Change in basic and diluted EPS, quarter versus quarter	Basic and Diluted EPS	Change
Basic and diluted EPS for quarter ended September 30, 2018	$0.52
Decrease in operations(b)	(0.02)	(3.8)	pp(a)
Change in income tax	(0.02)	(3.8)	pp
Increase in weighted average shares outstanding	(0.01)	(1.9)	pp
Decrease in income attributable to participating securities	0.01	1.9	pp
Basic and diluted EPS for quarter ended September 30, 2019	$0.48	(7.6)%

Change in basic and diluted EPS, year to date versus year to date	Basic and Diluted EPS	Change
Basic and diluted EPS for year to date ended September 30, 2018	$1.48
Tax: Change in share-based compensation	0.11	7.4	pp(a)
Tax: Change in effective tax rate (excluding above tax item)	0.04	2.7	pp
Tax: Change in other	0.02	1.4	pp
Decrease in income attributable to participating securities	0.01	0.7	pp
Decrease in operations(b)	(0.13)	(8.8)	pp
Increase in weighted average shares outstanding	(0.02)	(1.4)	pp
Basic and diluted EPS for year to date ended September 30, 2019	$1.51	2.0%

(a) Percentage points (“pp”).
(b) Items are net of tax based on the effective tax rate for the base year (2018).

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in thousands)

	Quarter Ended September 30,		Year to Date Ended September 30,
	2019	2018	2019	2018
Sales	$90,685	$95,031	$270,282	$271,239
Cost of sales	71,895	75,432	215,310	213,248
Gross profit	18,790	19,599	54,972	57,991
Selling, general and administrative expenses	7,186	7,584	23,981	24,455
Operating income	11,604	12,015	30,991	33,536
Interest expense, net	(364)	(334)	(937)	(830)
Income before income taxes	11,240	11,681	30,054	32,706
Income tax expense	3,025	2,673	4,208	7,244
Net income	8,215	9,008	25,846	25,462

Income attributable to participating securities	54	174	171	491
Net income attributable to common shareholders and used in EPS calculation	$8,161	$8,834	$25,675	$24,971

Basic and diluted weighted average common shares	17,027,068	16,872,091	17,006,226	16,861,700

Basic and diluted earnings per common share	$0.48	$0.52	$1.51	$1.48

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)

	September 30, 2019	December 31, 2018		September 30, 2019	December 31, 2018
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$4,397	$5,025	Current maturities of long-term debt	$397	$386
Receivables, net	40,554	38,797	Accounts payable	24,200	25,363
Inventory	126,193	108,769	Accrued expenses	10,528	11,714
Prepaid expenses	1,646	1,320	Total Current Liabilities	35,125	37,463
Refundable income taxes	2,850	712	Other Liabilities:
Total Current Assets	175,640	154,623	Long-term debt, less current maturities	40,756	21,040
			Credit agreement - revolver	173	10,588
			Operating lease liability	3,598	—
			Deferred credits	1,316	1,565
Property, plant, and equipment	304,730	295,893	Accrued retirement, health, and life insurance benefits	2,427	2,595
Less accumulated depreciation and amortization	(182,576)	(175,105)	Other noncurrent liabilities	1,576	1,523
Property, Plant, and Equipment, net	122,154	120,788	Deferred income taxes	2,629	1,677
Operating lease right-of-use asset, net	5,628	—	Total Liabilities	87,600	76,451
Other assets	3,598	2,481	Stockholders’ equity	219,420	201,441
TOTAL ASSETS	$307,020	$277,892	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$307,020	$277,892

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Year to Date Ended September 30,
	2019	2018
Cash Flows from Operating Activities
Net income	$25,846	$25,462
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,537	8,529
Gain on sale of assets	(138)	—
Share-based compensation	2,752	2,464
Deferred income taxes, including change in valuation allowance	952	924
Changes in operating assets and liabilities:
Receivables, net	(1,757)	(15,644)
Inventory	(17,424)	(14,197)
Prepaid expenses	(326)	297
Refundable income taxes	(2,138)	(31)
Accounts payable	(331)	(3,453)
Accrued expenses	(3,236)	(2,623)
Deferred credits	(249)	(464)
Accrued retirement health, and life insurance benefits	(96)	395
Other	21	—
Net cash provided by operating activities	12,413	1,659
Cash Flows from Investing Activities
Additions to property, plant, and equipment	(10,375)	(18,870)
Deferred compensation plan investments	(1,189)	—
Net cash used in investing activities	(11,564)	(18,870)
Cash Flows from Financing Activities
Payment of dividends and dividend equivalents	(5,141)	(4,125)
Purchase of treasury stock for tax withholding on equity-based compensation	(5,470)	(2,215)
Proceeds on long-term debt	20,000	—
Principal payments on long-term debt	(288)	(279)
Proceeds from credit agreement - revolver	14,140	22,766
Payments on credit agreement - revolver	(24,640)	(2,020)
Other	(78)	—
Net cash provided by (used in) financing activities	(1,477)	14,127
Decrease in cash and cash equivalents	(628)	(3,084)
Cash and cash equivalents, beginning of period	5,025	3,084
Cash and cash equivalents, end of period	$4,397	$—